Exhibit 99.1

Semler Reports First Quarter 2018 Financial Results

Profitability Continues

San Jose, Cal. – May 1, 2018 – Semler Scientific, Inc. (OTCQB: SMLR), an emerging growth company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three months ended March 31, 2018.

“Once again, we generated a quarterly profit from our recurring revenue business model,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler. “This is the second consecutive profitable quarter in the company’s history.”

FINANCIAL RESULTS

For the three months ended March 31, 2018, compared to the corresponding period of 2017, Semler had:

•	Revenues of $4,463,000, an increase of $2,408,000, or 117%, compared to $2,055,000
•	Cost of revenues of $704,000, an increase of $164,000, or 30%, compared to $540,000; as a percentage of revenues, cost of revenues were 16% compared to 26%
•	Total operating expenses, which includes cost of revenues, of $3,650,000, an increase of $845,000, or 30%, compared to $2,805,000
•	Net profit of $706,000, or $0.12 per share (basic), an increase of $1,577,000, compared to a net loss of $871,000, or $0.17 loss per share (basic)

For the three months ended March 31, 2018, compared to three months ended December 31, 2017, Semler had:

•	Revenues of $4,463,000, an increase of $250,000, or 6%, compared to $4,213,000
•	Cost of revenues of $704,000, an increase of $6,000, or 1%, compared to $698,000; as a percentage of revenues, cost of revenues were 16% compared to 17%
•	Total operating expenses, which includes cost of revenues, of $3,650,000, a decrease of $187,000, or 5%, compared to $3,837,000
•	Net profit of $706,000, or $0.12 per share (basic), an increase of $452,000, or 178%, compared to a net profit of $254,000, or $0.05 per share (basic) ; as a percentage of revenues, net profit was 16% compared to 6%
•	Cash of $419,000, a decrease of $1,038,000, compared to $1,457,000

During the first quarter of 2018, total liabilities were reduced by $1,040,000 as compared to the year ended December 31, 2017 including repayment of notes and associated interest amounting to approximately $880,000.

FIRST QUARTER 2018 HIGHLIGHTS

The major accomplishments of the first quarter of 2018 were to:

1.	Grow revenue by 117% compared to the corresponding quarter of 2017.
2.	Reduce total liabilities by more than $1,000,000 as compared to the year ended December 31, 2017.
3.	Increase profitability.

For the remainder of 2018, the Company expects to see continued profitability and cash generated from operating activities. The Company believes expenses will continue to increase as the business expands. It is the Company’s intent to grow revenues at a faster rate than expenses and to remain profitable.

“Identifying patients with peripheral artery disease who might benefit from early preventive care should reduce the risk of heart attack, stroke and amputation,” said Dr. Murphy-Chutorian. “For this reason, we believe our products may help reduce avoidable healthcare costs and improve health outcomes of patients.”

Notice of Conference Call

Semler will host a conference call at 11 a.m. ET, Tuesday, May 1, 2018. The call will address results of the first quarter of 2018 and will provide a business update on Semler’s market outlook and strategies for the near-term future.

The conference call may be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers. Please specify to the operator that you would like to join the "Semler First Quarter 2018 Financial Results Call, conference ID#: 3378647." The conference call will be archived on Semler's website at www.semlerscientific.com.

Semler Scientific, Inc.

Condensed Statements of Operations

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended March 31
	(Unaudited)
	2018	2017
Revenues	$4,463	$2,055
Operating expenses:
Cost of revenues	704	540
Engineering and product development	367	439
Sales and marketing	1,705	988
General and administrative	874	838
Total operating expenses	3,650	2,805
Income (loss) from operations	813	(750)
Interest expense	(31)	(73)
Interest expense – related parties	(75)	(43)
Other expense	(1)	(5)
Other expense	(107)	(121)

Net income (loss)	$706	$(871)
Net income (loss) per share:
Basic	$0.12	$(0.17)
Diluted	$0.10	$(0.17)
Weighted average number of shares used in computing earnings (loss) per share:
Basic	5,924,701	5,231,208
Diluted	7,280,492	5,231,208

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At March 31,	At December 31,
	2018	2017
	(unaudited)
Cash	$419	$1,457
Other current assets	2,581	1,426
Noncurrent assets	1,257	1,355
Total assets	$4,257	$4,238

Current liabilities	5,752	5,140
Noncurrent liabilities	29	1,681
Stockholders’ deficit	(1,524)	(2,583)

Total liabilities and stockholders' deficit	$4,257	$4,238

About Semler Scientific, Inc.:

Semler Scientific, Inc. is an emerging growth company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative proprietary products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific’s first patented and U.S. Food and Drug Administration, or FDA, cleared product, introduced commercially in 2011, measured arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. In March 2015, Semler Scientific received FDA 510(k) clearance for the next generation version of this product named QuantaFlo™, which was commercially launched in August 2015 to more comprehensively evaluate our customers’ patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permit them to better guide patient care. Additional information about Semler can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding continued revenue growth from our QuantaFlo™ business and the reasons therefor, continued profitability and cash generated from operations, as well as increased expenses, as well as the expected results of identifying patients at risk for heart attack, stroke and amputation, including avoiding healthcare costs and improving patient outcomes. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to lease its cardiovascular testing products, along with those statements detailed in Semler Scientific’s SEC filings, and involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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